            Imagination in Education

PCS EDVENTURES! RESPONDS TO SEC COMPLAINT

BOISE, Idaho – August 31, 2010 -- PCS Edventures!.com, Inc. (OTCBB: PCSV-News) today announced that, on August 27, 2010, it obtained a copy of a complaint filed by the U.S. Securities and Exchange Commission (SEC) commencing a civil lawsuit against PCS, its Chief Executive Officer Anthony A. Maher, and its former Chief Financial Officer Shannon Stith.

The suit, filed in the U.S. District Court for the District of Idaho, pertains to a March 28, 2007 press release and related SEC Report announcing that PCS had entered into a license agreement with its Middle East distributor, Global Techniques, involving the sale of PCS educational products and services in Saudi Arabia as part of the King Abdullah Project for the Development of Public Education.  The SEC alleges that the announcement, as well as subsequent reports filed with the SEC, were false and misleading because Global Techniques did not have the ability to pay the $7.15 million license fee without first obtaining a contract and receiving funds from the Kingdom of Saudi Arabia, and that PCS officers knew that Global Techniques did not have a contract with Saudi Arabia.  According to the SEC, the announcement caused the price and trading volume of PCS stock to be artificially inflated.  The SEC seeks a court order enjoining PCS, Maher and Stith from committing future violations of federal securities laws, barring Maher and Stith from serving as public company officers or directors, and imposing civil penalties on PCS and the individuals.

        The allegations in the SEC complaint present a one-sided version of the facts. The objective evidence available to PCS at the time of the March 2007 press release and related SEC report supported the good faith belief of PCS and its management that the Saudi education initiative had been approved and was moving forward with PCS as a part of the program, and that PCS had a material contract that needed to be disclosed:

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PCS had spent years developing business relationships in Saudi Arabia through Global Techniques and had conducted several successful pilot programs in Saudi Arabia.

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In December 2006, a senior official in the Saudi Ministry of Education endorsed the use of PCS products and recommended that the contract for PCS products move forward.

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In February 2007, King Abdullah and his Counsel of Ministers announced that the $3 billion educational initiative had been approved and would start right away.

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During March 2007, Global Techniques’ Dr. Refai assured PCS that Global Techniques had the contract, advising PCS that deliveries of PCS products to Saudi Arabia would need to begin immediately and that funds would be received within a matter of weeks.

          The SEC’s charges are unfounded in fact or law.  PCS and Mr. Maher intend to vigorously defend the SEC action. The Company, in spite of this claim, will continue to focus its efforts on domestic and international business opportunities and key strategic objectives.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop contemporary skills for the 21st Century, including critical thinking, problem solving, innovation, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 6,000 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol “PCSV”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10K for the year ended March 31, 2010, and Form 10-Q for the three months ended June 30, 2010 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

For additional information, please contact:

Anthony A. Maher, CEO

(208) 343-3110

tmaher@pcsedu.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel

(830) 693-4400

info@rjfalkner.com